Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     The unaudited pro forma condensed combined statement of operations for fiscal 2008 and the three months ended March 31, 2009 give effect to the acquisition of the Pharmacy Benefit Management Business (the “PBM business”) of WellPoint, Inc. (“WellPoint”) (the “acquisition”) and related financing transactions, including the equity offering and the debt offering (collectively, the “transactions”) as if they had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the transactions as if they had occurred on March 31, 2009.
     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts, cost savings from operating efficiencies, differences resulting from the new PBM agreement, potential synergies, and the impact of the incremental costs incurred in integrating the PBM business. In addition, no adjustments have been made for non-recurring items related to the transactions or the transition services agreement. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon the historical financial statements of Express Scripts and the PBM business and do not purport to project the future financial condition and results of operations after giving effect to the transactions.
     We have agreed to enter into a transition services agreement with WellPoint at the closing of the acquisition, pursuant to which WellPoint will provide certain services, such as information technology services, human resources services, existing procurement vendor services, finance services, real estate services and print mail services (and including services provided by third parties) to us in order to facilitate the transactions contemplated by the acquisition agreement and the migration of the PBM business from WellPoint to us in accordance with the PBM agreement. We believe that the costs associated with the transition services agreement will not be materially different from the costs of the administrative services that WellPoint currently provides to the PBM business which are included within the PBM business’ historical financial statements. As such, no pro forma adjustment has been made for the transition services agreement.
     No pro forma adjustments have been included with respect to the new PBM agreement. We do not believe appropriate assumptions could be made to estimate an accurate pro forma adjustment for the new PBM agreement. We will have new pricing agreements with WellPoint, the supply chain contracts will be different and we expect to achieve substantial economies of scale. Accordingly, we would expect that had the PBM agreement been in effect during the periods presented, our pro forma operating income would have been higher than that reflected in the pro forma financial statements.
     The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities of the PBM business based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the transactions.
     In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or the new PBM agreement.
     The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of Express Scripts, Inc. and the PBM business and has been prepared to illustrate the effects of the acquisition of the PBM business by Express Scripts, the receipt of $1.4 billion of proceeds from the equity offering, as well as from the $2.5 billion debt offering. The pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes of Express Scripts and the PBM business included in the Current Report on Form 8-K filed with the SEC on June 2, 2009, and the Quarterly Report on Form 10-Q of Express Scripts for the quarter ended March 31, 2009, filed with the SEC on April 29, 2009.

Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2009

	Express	PBM	Pro Forma		Pro Forma
(in millions)	Scripts	Business	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$725.0	$6.7	$(706.7)	(A)(B)	$25.0
Restricted cash and investments	6.1	—	—		6.1
Receivables, net	1,200.8	828.3	—		2,029.1
Related party receivable	—	519.1	518.7	(E)	1,037.8
Inventories	180.1	61.1	—		241.2
Deferred taxes	120.3	20.1	(20.1)	(B)	120.3
Prepaid expenses and other current assets	24.5	2.1	—		26.6

Total current assets	2,256.8	1,437.4	(208.1)		3,486.1
Property and equipment, net	219.6	59.1	(19.5)	(C)	259.2
Goodwill	2,880.9	165.1	2,370.5	(D)	5,416.5
Other intangible assets, net	323.0	127.6	1,457.4	(D)	1,908.0
Other assets	28.4	0.5	—		28.9

Total assets	$5,708.7	$1,789.7	$3,600.3		$11,098.7

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$1,365.4	$808.9	$518.7	(E)	$2,693.0
Accounts payable	490.9	—	—		490.9
Accrued expenses	489.9	218.2	(149.3)	(B)	558.8
Current maturities of long-term debt	520.1	—	167.0	(A)	687.1
Current liabilities of discontinued operations	4.9	—	—		4.9

Total current liabilities	2,871.2	1,027.1	536.4		4,434.7
Long-term debt	1,160.3	—	2,500.0	(A)	3,660.3
Other liabilities	377.2	57.0	(53.5)	(B)	380.7

Total liabilities	4,408.7	1,084.1	2,982.9		8,475.7

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	3.2	—	0.2	(F)	3.4
Additional paid-in capital	645.7	—	1,427.8	(F)	2,073.5
Accumulated other comprehensive income	4.9	—	—		4.9
Retained earnings	3,575.4	705.6	(810.6)	(F)	3,470.4

	4,229.2	705.6	617.4		5,552.2
Common stock in treasury at cost	(2,929.2)	—	—		(2,929.2)

Total stockholders’ equity	1,300.0	705.6	617.4		2,623.0

Total liabilities and stockholders’ equity	$5,708.7	$1,789.7	$3,600.3		$11,098.7

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2008

	Express	PBM	Pro Forma			Pro Forma
(in millions, except per share data)	Scripts	Business	Adjustments			Combined

Revenues	$21,978.0	$17,178.1	$(1,254.0)	(G	)	$37,902.1
Cost of revenues	19,937.1	16,408.1	(1,179.9)	(H	)	35,165.3

Gross profit	2,040.9	770.0	(74.1)			2,736.8
Selling, general and administrative	760.4	417.8	25.4	(I	)	1,203.6

Operating income	1,280.5	352.2	(99.5)			1,533.2

Other (expense) income:
Non-operating charges, net	(2.0)	—	—			(2.0)
Undistributed loss from joint venture	(0.3)	—	—			(0.3)
Interest income	13.0	—	1.3	(G	)	14.3
Interest expense	(77.6)	—	(200.6)	(J	)	(278.2)

	(66.9)	—	(199.3)			(266.2)

Income before income taxes	1,213.6	352.2	(298.8)			1,267.0
Provision (benefit) for income taxes	434.0	124.9	(99.0)	(K	)	459.9

Net income from continuing operations	$779.6	$227.3	$(199.8)			$807.1

Weighted average number of common shares outstanding during the period:
Basic:	248.9	—	23.0	(L	)	271.9
Diluted:	251.8	—	23.0	(L	)	274.8

Basic earnings per share from continuing operations:	$3.13	$—	$—			$2.97

Diluted earnings per share from continuing operations:	$3.10	$—	$—			$2.94
See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2009

	Express	PBM	Pro Forma			Pro Forma
(in millions, except per share data)	Scripts	Business	Adjustments			Combined

Revenues	$5,422.8	$4,317.4	$(339.3)	(G	)	$9,400.9
Cost of revenues	4,888.7	4,107.2	(319.8)	(H	)	8,676.1

Gross profit	534.1	210.2	(19.5)			724.8
Selling, general and administrative	178.6	110.6	4.6	(I	)	293.8

Operating income	355.5	99.6	(24.1)			431.0

Other (expense) income:
Interest income	0.9	—	0.1	(G	)	1.0
Interest expense	(17.1)	—	(50.2)	(J	)	(67.3)

	(16.2)	—	(50.1)			(66.3)

Income before income taxes	339.3	99.6	(74.2)			364.7
Provision for income taxes	124.6	33.2	(21.4)	(K	)	136.4

Net income from continuing operations	$214.7	$66.4	$(52.8)			$228.3

Weighted average number of common shares outstanding during the period:
Basic:	247.6	—	23.0	(L	)	270.6
Diluted:	249.3	—	23.0	(L	)	272.3

Basic earnings per share from continuing operations:	$0.87	$—	$—			$0.84

Diluted earnings per share from continuing operations:	$0.86	$—	$—			$0.84
See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1 — Basis of Presentation
     The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements and financial statements of the PBM business for fiscal 2008 and as of and for the three months ended March 31, 2009.
     The unaudited pro forma condensed combined statement of operations for fiscal 2008 and for the three months ended March 31, 2009 give effect to the pending acquisition as if it had occurred on the first day of the earliest period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2009 gives effect to the acquisition as if it had occurred on March 31, 2009.
     We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting, which is based on Statement of Financial Accounting Standard (“SFAS”) No. 141R, “Business Combinations” (“FAS 141R”). FAS 141R uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” (“FAS 157”). We have adopted both FAS 141R and FAS 157 as required.
     FAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, FAS 141R establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. Our intent is to use the proceeds from the equity offering and the debt offering to pay cash to WellPoint as consideration for the acquisition. If the offerings, together with our cash on hand and additional borrowings under our existing credit facility, do not yield sufficient proceeds to cover the purchase price we may need to issue shares to WellPoint for a portion of the consideration. In that situation, the per share equity component issued as consideration would likely be different from the fair market value of the shares at the closing date of the acquisition because of the formula used to determine the equity component. The transaction fees for the acquisition will be expensed as incurred under FAS 141R and are estimated to be $39 million. The transaction fees have been excluded from the unaudited pro forma condensed combined statement of operations as they are non-recurring and are reflected as borrowings under the credit facility revolver and as an adjustment to retained earnings on the unaudited pro forma condensed combined balance sheet.
     FAS 157 defines the term ‘fair value’ and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in FAS 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     The assumptions and related pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from WellPoint based on preliminary estimates of fair value. The final purchase price allocation will differ from that reflected in the pro forma financial statements after final valuation procedures are performed and amounts are finalized following the completion of the transactions.
     The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

     The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the acquisition or any adjustment for the new PBM agreement.
Note 2 — Preliminary Purchase Price
     We have entered into the acquisition agreement with WellPoint to acquire the PBM business. The purchase price for the acquisition is estimated as follows, subject to a working capital adjustment (in millions):

Estimated Purchase Price:
Minimum cash to be paid to WellPoint	$3,275
Additional cash (or value of shares of our common stock to be issued to WellPoint)	1,400

Total Purchase Price	$4,675

     In connection with the acquisition, we have entered into a debt commitment letter with a syndicate of commercial banks to provide up to $2.5 billion in financing for the acquisition under the committed credit facility. We do not currently plan to borrow funds under the committed credit facility.
     We intend to use the proceeds from the equity offering to cover the additional $1.4 billion of the purchase price in lieu of issuing shares of our common stock to WellPoint. If the equity offering or an alternative financing transaction is not completed, we will issue common stock to WellPoint, the value to be based on the average closing price of our common stock over the 60 days preceding the closing of the acquisition. If common stock is issued to WellPoint as consideration, the purchase price will change based on the difference in stock price at close (date at which fair value of securities is measured under FAS 141R) and the average closing price over the 60 days preceding the closing of the acquisition. A 10% difference in stock price would change the purchase price by approximately $140 million with a corresponding change to goodwill.
Note 3 — Preliminary Purchase Price Allocation
     We will allocate the purchase price paid by us to the fair value of the PBM business assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of the PBM business as of March 31, 2009. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and subject to the final management analyses, with the assistance of valuation advisors, at the completion of the acquisition. The intangible assets are comprised of customer contracts and relationships with a weighted average useful life of 15 years, which is consistent with the estimated benefit period. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the acquisition is complete may differ materially from the pro forma amounts presented as follows (in millions):

Tangible assets acquired:
Current assets	$1,410.6
Property and equipment, net (See Note 4(C))	39.6
Other non-current assets	0.5

Total tangible assets acquired	1,450.7
Value assigned to identifiable intangible assets acquired	1,570.0
Liabilities assumed	(881.3)

Total assets acquired in excess of liabilities assumed	2,139.4

Goodwill	2,535.6

Total purchase price	$4,675.0

     Tangible assets acquired, as used in the calculation above, excludes the PBM business’ cash and cash equivalents and deferred tax assets prior to the acquisition but includes related parties receivables because it will be paid in accordance with the acquisition agreement. Liabilities assumed, as used in the calculation above, primarily include rebates and claims payable and exclude the PBM business’ income taxes payable to WellPoint and deferred tax liabilities as these will not be paid in accordance with the acquisition agreement.
     We have determined that goodwill arising from the acquisition will be deductible for tax purposes. Express Scripts and WellPoint have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the acquisition of NextRx, Inc. and NextRx Services, Inc. We estimate the net present value of future cash savings to us from the deduction to be between $800 million and $1.2 billion depending upon the discount factor and tax rate assumed.
Note 4 — Unaudited Pro Forma Adjustments
     Unaudited Pro Forma Condensed Combined Balance Sheet
     (A)     Adjustment reflects the use of $700.0 million of cash on hand to fund a portion of the acquisition consideration. If the underwriters of the equity offering elect to exercise their over-allotment option in full, the amount of cash on hand to be used as consideration for the acquisition will be reduced by $220.0 million.
     Sources and uses of funds to finance the PBM business acquisition are as follows (in millions):

Sources of funds:
Cash on hand	$700.0
Additional borrowings from revolver under existing credit facility	167.0
Net proceeds of the debt offering(1)	2,485.0
Net proceeds of the equity offering(2)	1,428.0

Total Sources of Funds	$4,780.0

Uses of funds:
Payment to WellPoint	$4,675.0
Transaction costs(3)	105.0

Total Uses of Funds	$4,780.0

(1)	Net proceeds of the debt offering are calculated based on $2.5 billion of gross proceeds less $15 million of anticipated financing costs. These financing costs will be amortized over an estimated weighted average period of 6.8 years.

(2)	Net proceeds of the equity offering are calculated based on $1.47 billion of gross proceeds less $45 million of estimated issuance costs which will be offset against the proceeds. These costs are reflected as a reduction of equity.

(3)	In accordance with FAS 141R, the costs related to the acquisition will be expensed as they are incurred. These include $39 million primarily related to legal, banker, accounting and filing fees and $66 million related to financing costs for the committed credit facility. As we do not anticipate drawing on the committed credit facility, we anticipate the commitment will be terminated at the closing of the acquisition and thus the fees related to such committed credit facility will be written off at that time.
(B)	Elimination of the PBM business’ assets and liabilities not acquired
     These adjustments eliminate the PBM business’ assets and liabilities which are not being acquired and are not disclosed elsewhere in these notes. As of March 31, 2009, these were comprised of the PBM business’ cash and cash equivalents of $6.7 million, current deferred tax assets of $20.1 million, income taxes payable of $149.3 million and non-current deferred tax liability of $53.5 million.

     (C) Property, plant and equipment
     Adjustment includes the fair value estimate of the property, plant and equipment being acquired of $39.6 million and removal of certain PBM business assets which are not being acquired.
     (D) Goodwill and Intangibles
     The net adjustment to goodwill includes the elimination of the PBM business’ pre-acquisition goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$2,535.6
Elimination of pre-acquisition PBM business goodwill:	(165.1)

Total adjustment to goodwill	$2,370.5

     The net adjustment to other intangible assets, net, is calculated as follows (in millions):

New intangibles recorded:
Value assigned to customer contracts and relationships acquired	$1,570.0
Debt issuance costs	15.0
Elimination of pre-acquisition intangibles:
PBM business pre-acquisition other intangibles	(127.6)

Total adjustment to other intangible assets, net	$1,457.4

     See Note 3 for the estimated purchase price allocation.
     (E) Claims and rebates payable
     This reflects a conforming accounting adjustment for a difference in the PBM business’ contractual arrangements with the retail pharmacies from the contractual arrangements we have with retail pharmacies. The corresponding offset was recorded as a related party receivable.

     (F) Equity adjustments
     The historical stockholders’ equity of the PBM business will be eliminated upon the completion of the acquisition. Our total stockholders’ equity after giving effect to the acquisition will be increased over the pre-acquisition amounts by the fair value of any common stock issued in connection with the purchase price. We intend to issue approximately 23 million shares of our common stock in the equity offering. The gross proceeds are estimated to be $1.47 billion ($1.69 billion if the underwriters’ over-allotment option is exercised in full) using a share price of $64.05, which represents the last sale price of our common stock on NASDAQ on May 29, 2009. A 10% increase or decrease in the number of shares issued will change the proceeds by approximately $150 million. The calculation of the pro forma adjustments to common stock and additional paid-in capital, or APIC, is as follows (in millions):

		Additional
	Common	paid-in
	Stock	capital
Par value of common stock to be issued	$0.2	$—
APIC impact of shares issued	—	1,472.8
Estimated issuance fees (See Note (A))	—	(45.0)

Total pro forma adjustment	$0.2	$1,427.8

     The following is a summary of the adjustment to retained earnings (in millions):

Retained
Earnings
Elimination of the PBM business parent company’s net investment	$(705.6)
Acquisition related transaction fees (See Note (A))	(39.0)
Write-off of committed credit facility fees (See Note (A))	(66.0)

Total pro forma adjustment	$(810.6)

     Unaudited Pro Forma Condensed Combined Statements of Operations
     (G) Revenues
     A reclassification adjustment was made for the PBM business’ rebates and administrative fees payable to clients to conform to our presentation of these amounts. These were presented as cost of revenues within the PBM business’ historical financials. The total reclassification, which reduces revenues, was $339.2 million for the three months ended March 31, 2009 and $1,252.7 million for fiscal 2008. In addition, a reclassification of the PBM business’ investment income from revenues to interest income was made to conform to our presentation. The total investment income reclassification was $0.1 million for the three months ended March 31, 2009 and $1.3 million for fiscal 2008.

     (H) Cost of revenues
     As noted above in section (G) Revenues, an adjustment was made to reclassify the PBM business’ rebates and administrative fees payable to clients to conform to our presentation. Also, an adjustment was made to reclassify the PBM business’ direct costs associated with dispensing prescriptions to conform to our presentation. The prescription dispensing expenses were classified as general and administrative expenses in the PBM business’ historical financial statements. The calculation of the pro forma adjustments to cost of revenues is as follows (in millions):

	Three Months
	Ended	Fiscal Year Ended
	March 31, 2009	December 31, 2008
Reclassification of rebates and administrative fees payable to clients	$(339.2)	$(1,252.7)
Reclassification of direct costs associated with dispensing prescriptions	18.5	69.3
Depreciation expense (See (I) Amortization of intangible assets and depreciation expense)	0.9	3.5

Net adjustment to cost of revenues	$(319.8)	$(1,179.9)

     (I) Selling, general and administrative expense
     Amortization of intangible assets
     Adjustments have been included to record the estimated net increase in amortization expense for other intangible assets. The incremental amortization expense was calculated using a preliminary weighted average estimated useful life of 15 years, which is consistent with the estimated benefit period, to amortize the preliminary estimated value of $1,570 million assigned to customer contracts and relationships. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by approximately $10 million. An increase or decrease in the estimated useful life would increase or decrease annual amortization expense by approximately $7 million. The calculation of the incremental amortization expense is as follows (in millions):

	Three Months
	Ended	Fiscal Year Ended
	March 31, 2009	December 31, 2008
Estimated amortization expense for identifiable intangible assets acquired	$27.3	$109.0
Less: amortization expense recorded by the PBM business	(2.0)	(8.2)

Incremental amortization expense	$25.3	$100.8

     The amount allocated to identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under the guidance of FAS 141R and FAS 157. The purchase price allocation for identifiable intangible assets is preliminary and was made only for the purpose of presenting the pro forma combined financial information.
     In accordance with FAS 141R and FAS 157, we will finalize the analysis of the fair value of the assets acquired and liabilities assumed resulting from the acquisition for purpose of allocating the purchase price. It is possible that the final valuation of identifiable intangible assets could be materially different from our estimates.

     Depreciation expense
     The change in depreciation expense is a result of adjusting the acquired property and equipment to an estimated fair value of $39.6 million based on estimated remaining useful lives ranging from 1 to 2 years for computer software, 4 to 10 years for furniture, equipment and leasehold improvements and 38 years for a building. There are certain PBM business assets that we are not acquiring from WellPoint. These assets and associated depreciation are excluded from the adjusted pro forma financial statements. The calculation of the depreciation expense is as follows (in millions):

		Fiscal Year
	Three Months	Ended
	Ended	December 31,
	March 31, 2009	2008
Cost of revenues depreciation expense	$0.9	$3.5

Selling, general and administrative depreciation expense*	0.6	2.4
Less: depreciation expense recorded by the PBM business	(2.8)	(8.5)

Net depreciation adjustment to selling, general and administrative	$(2.2)	$(6.1)

*	Summary of adjustment to selling, general and administrative expense

		Fiscal Year
	Three Months	Ended
	Ended	December 31,
	March 31, 2009	2008
Incremental amortization expense	$25.3	$100.8
Depreciation adjustment	(2.2)	(6.1)
Reclassification of direct costs associated with dispensing prescriptions to Cost of revenues (See Note (H) Cost of revenues)	(18.5)	(69.3)

Net adjustment to selling, general and administrative expense	$4.6	$25.4

     (J) Interest Expense
     The interest expense adjustment included in the unaudited pro forma condensed combined statement of operations reflects the additional interest expense, using an estimated weighted average interest rate of 7.8% for the notes issued in the debt offering as well as the amortization of the related deferred financing fees. For purposes of estimating the weighted average interest rate we have made certain assumptions regarding the maturity date of each series of notes offered and the relative portion of the aggregate principal amount allocated to each series. The actual weighted average interest rate, may differ from the estimated rate due to changes in market conditions or differences between the actual terms of the notes offering and our assumptions. We expect to incur $15 million of deferred financing fees with an amortization period of 6.8 years, in connection with the notes. As reflected in the table below, for each 1/8% deviation between our assumed weighted average interest rate and the actual weighted average interest rate, interest expense related to the notes would increase or decrease, as applicable, by approximately $0.8 million for the three months ended March 31, 2009 and $3.3 million for the fiscal year ended December 31, 2008, respectively.
     We intend to draw upon our current credit facility revolver for the portion of the purchase price that is not funded through other sources. We estimate the interest on the revolver to be 2.0% using a six month LIBOR rate as of May 29, 2009, plus a margin of 75 basis points.

     The adjustment to interest expense is calculated as follows (in millions):

	Three Months Ended	Fiscal Year Ended
	March 31, 2009	December 31, 2008
Interest expense on the notes assuming a 7.8% weighted average rate	$48.8	$195.0
Incremental interest on revolver draw at 2.0%	0.8	3.4
Amortization of deferred financing fees recorded in connection with the notes	0.6	2.2

Adjustment amount	$50.2	$200.6

Impact of 1/8% change in weighted average interest rates	$0.8	$3.3

     (K) Income taxes
     Adjustments reflect the income tax effect of the pro forma combined income tax provision of 37.4% for the three months ended March 31, 2009 and 36.3% for the fiscal year ended December 31, 2008, based on applicable federal and state statutory tax rates. The fiscal year ended December 31, 2008 tax rate reflects our non-recurring net tax benefits of $7.7 million.
     (L) Basic and diluted shares
     Reflects the pro forma total number of shares outstanding giving effect to the equity offering (assuming no exercise of the underwriters’ over-allotment option).